EXHIBIT 12

                                 PSEG POWER LLC

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                  Six Months Ended
                                                                      June 30,                   Years Ended December 31,
                                                                  ----------------    ----------------------------------------------
                                                                   2002      2001      2001      2000      1999      1998      1997
                                                                  ------    ------    ------    ------    ------    ------    ------
Earnings as Defined in Regulation S-K (A):

Income Pre-Tax from Continuing Operations                         $ 344     $ 346     $ 644     $ 521     $ 807     $ 393     $ 296
Fixed Charges                                                       100       116       213       212       132       256       269
Capitalized Interest                                                (43)      (24)      (63)      (14)       (3)       (7)       (9)
                                                                  -----     -----     -----     -----     -----     -----     -----
Earnings                                                          $ 401     $ 438     $ 794     $ 719     $ 936     $ 642     $ 556
                                                                  =====     =====     =====     =====     =====     =====     =====

Fixed Charges as Defined in Regulation S-K (B):

Interest Expense                                                  $  99     $ 113     $ 206     $ 212     $ 115     $ 223     $ 232
Interest Factor in Rentals                                            1         3         7        --        --        --        --
Subsidiaries' Preferred Securities Dividend Requirements             --        --        --        --        12        25        26
Preferred Stock Dividends                                            --        --        --        --         3         5         7
Adjustment to Preferred Stock Dividends
     to state on a pre-income tax basis                              --        --        --        --         2         3         4
                                                                  -----     -----     -----     -----     -----     -----     -----
Total Fixed Charges                                               $ 100     $ 116     $ 213     $ 212     $ 132     $ 256     $ 269
                                                                  =====     =====     =====     =====     =====     =====     =====

Ratio of Earnings to Fixed Charges                                 4.01      3.78      3.73      3.39      7.09      2.51      2.07
                                                                  =====     =====     =====     =====     =====     =====     =====

(A) The term "earnings" shall be defined as pretax income from continuing operations. Add to pretax income the amount of fixed charges adjusted to exclude the amount of any interest capitalized during the period.

(B) Fixed Charges represent (a) interest, whether expensed or capitalized, (b) amortization of debt discount, premium and expense and (c) an estimate of interest implicit in rentals.